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                            FORM OF LETTER TO CLIENTS

                                OF BROKER/DEALER

February 12, 2001

                           Offer to Purchase for Cash

                         Made by Republic Bancorp, Inc.

                              for 1,000,000 shares

                           of its Class A Common Stock

          The offer, proration period and withdrawal rights expire at 5:00 p.m., New York City time, on March 13, 2001, unless the offer is extended.

To Our Clients:

          Enclosed for your consideration are the Offer to Purchase, dated February 12, 2001 (the "Offer to Purchase") and the related Letter of Transmittal in connection with the offer by Republic Bancorp, Inc., a Kentucky corporation ("Republic"), to purchase up to 1,000,000 shares of its Class A Common Stock, at a price not greater than $10.00 nor less than $8.00 per share, net to the seller in cash, without interest, as specified by tendering shareholders. The offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal (as amended or supplemented from time to time). Also enclosed herewith are certain other materials related to the Offer, including a letter to shareholders from Steven
E. Trager, President and Chief Executive Officer of Republic.

          Given the number of Class A Common shares validly tendered and not withdrawn and the prices specified by tendering shareholders, Republic will select the lowest purchase price between $8.00 and $10.00 net per share in cash, without interest, that will allow Republic to purchase 1,000,000 shares, or, if a lesser number is validly tendered and not withdrawn, all shares validly tendered and not withdrawn. All Class A Common shares acquired in the tender offer will be purchased at the same price.

          Only Class A Common shares validly tendered at prices at or below the purchase price Republic selects and not withdrawn, will be purchased. However, because of the proration provisions described in Republic's Offer to Purchase, all Class A Common shares tendered at or below the selected purchase price may not be purchased if more than 1,000,000 Class A Common shares are tendered. All shares tendered and not purchased, including shares not purchased because of proration or the conditional tender procedures, will be returned at Republic's expense promptly following the expiration date.

          Republic reserves the right, in its sole discretion, to purchase additional shares in the offer up to 2% of the outstanding shares of Class A Common Stock, subject to applicable legal requirements.

          As described in Republic's Offer to Purchase, if more than 1,000,000 Class A Common shares have been validly tendered at or below the purchase price and not withdrawn, Republic we will purchase validly tendered (and not withdrawn) Class A Common shares in the following order of priority:

          o First, Republic will purchase shares from all holders of "odd lots" of less than 100 shares who have properly tendered all of their shares at or below the selected purchase price prior to the expiration date and completed the "Odd Lots" box in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

          o Second, Republic will purchase all shares conditionally tendered in accordance with Section 5 of the Offer to Purchase for which the condition was satisfied without regard to the procedure in the next bulleted clause, and all other shares tendered properly and unconditionally, in each case at prices at or below the selected purchase price, on a pro rata basis if necessary; and

          o Finally, if necessary to permit Republic to purchase 1,000,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price and not withdrawn prior to the expiration date, will be selected for purchase by random lot in accordance with the Offer to Purchase - provided that, to be eligible for purchase by random lot, all Class A Common shares owned by the tendering shareholder must have been properly tendered at prices at or below the selected purchase price and the appropriate box must have been checked in the "Conditional Tenders" box in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

          A tender of your shares can only be made by us pursuant to your instructions as we are the holder of record of shares held for your account. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares held by us for your account.

          Please instruct us as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. Your attention is directed to the following:

              1. You may tender Shares at either the price determined by you (in multiples of $0.125), not greater than $10.00 nor less than $8.00 per share, or the price determined by the "Dutch auction" tender process as indicated in the attached Instruction Form, net to you in cash. You should mark the box entitled "Shares Tendered at Price Determined by Dutch Auction" if you are willing to accept the Purchase Price resulting from the Dutch auction tender process. This could result in your receiving the minimum price of $8.00 per share.

              2. The offer is for up to 1,000,000 shares of Class A Common Stock. Republic may, but will not be obligated to purchase additional shares up to 2% of the outstanding Class A Common Stock, subject to applicable legal requirements. The offer is not conditioned on any minimum number of Shares being tendered. The offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

              3. The offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on March 13, 2001, unless the offer is extended. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf.

              4. Tendering shareholders will not be obligated to pay brokerage commissions or solicitation fees on Republic's purchase of shares in the offer. Shareholders, however, may incur fees associated with the tendering of shares held in custodial or other beneficiary accounts. Any stock transfer


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taxes  applicable  to the  purchase of shares by Republic  pursuant to the offer will be paid by Republic, except as otherwise provided in the Offer to Purchase and Instruction 7 of the Letter of Transmittal.

              5. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept. You may not tender the same shares at more than one price.

              6. You may instruct us to tender shares on your behalf subject to the condition that a specified minimum number of your tendered shares be purchased if any such tendered shares are purchased, as described in the Offer to Purchase. It is your responsibility to calculate such minimum number and you are urged to consult a tax advisor. If you wish us to make a conditional tender on your behalf, you must complete the box captioned "Conditional Tenders" in the Instruction Form. If, because of proration, the minimum number of shares that you specified will not be purchased, Republic may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your Shares and check the box so indicating. In selecting among such conditional tenders, Republic will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

              7. If you are an odd lot holder, meaning that you own beneficially or of record fewer than 100 shares, and you instruct us to tender on your behalf all such shares at or below the purchase price before the expiration date and check the box captioned "Odd Lots" in the attached instruction form, Republic will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the purchase price and not properly withdrawn.

          Republic's board of directors has approved the offer. However, you must make your own decision whether to tender shares and, if so, how many shares to tender and the price or prices at which you are tendering your shares. Neither we, Republic, its board of directors, nor the Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares.

          If you wish to have us tender any or all of your shares held by us for your account upon the terms and subject to the conditions set forth in the Offer to Purchase, please so instruct us by completing, executing and returning to us the attached Instruction Form. An envelope to return your instruction to us is enclosed. If you authorize tender of your shares, all such shares will be tendered unless otherwise specified on the Instruction Form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the offer.

          The tender offer is being made solely under the Offer to Purchase and the Letter of Transmittal and is being made to all holders of Class A Common Stock. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

                                INSTRUCTION FORM

                           Offer to Purchase for Cash

                         Made by Republic Bancorp, Inc.

                              for 1,000,000 shares

                           of its Class A Common Stock

          By signing this Instruction Form you acknowledge receipt of our letter and the enclosed Offer to Purchase, dated February 12, 2001, and the related Letter of Transmittal in connection with the offer by Republic Bancorp, Inc. ("Republic") to purchase up to 1,000,000 shares of its Class A Common Stock ("Shares") at a price not greater than $10.00 nor less than $8.00 per Share, net to the seller in cash (the "Offer"), as specified by tendering shareholders, upon the terms and subject to the conditions of the Offer.

          Republic will determine a single price (not greater than $10.00 nor less than $8.00 per Share), net to the seller in cash, that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. Republic will select the lowest Purchase Price that will allow it to purchase up to 1,000,000 Shares validly tendered and not withdrawn pursuant to the Offer. Republic may, but will not be obligated to, purchase additional shares up to 2% of the outstanding shares of Class A Common Stock, subject to applicable legal requirements.

          This will instruct you to tender to Republic the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

                                 SHARES TENDERED

   [ ] If fewer than all Shares are to be tendered, please check this box and indicate below the aggregate number of Shares to be tendered by us. Unless this box is checked, it will be assumed that all Shares held by us for your account are to be tendered.

   _________________ Shares

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                                    ODD LOTS

                (See Instruction 14 to the Letter of Transmittal)

          Complete this section only if you own, beneficially or of record, an aggregate of fewer than 100 Shares and are tendering all of your Shares.

  [ ] The undersigned is the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

                               CONDITIONAL TENDERS
                (See Instruction 9 of the Letter of Transmittal)

          You may condition the tender of your Shares upon the purchase by Republic of a specified minimum number of the Shares you are tendering hereby (which minimum number can be all of the Shares you are hereby tendering), all as described in the Offer to Purchase. It is your responsibility to calculate the minimum number of Shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of Shares specified, your tender will be deemed unconditional.

  [ ] Minimum number of Shares that must be purchased, if any are purchased:_____________Shares.

    If, because of proration, the minimum number of Shares that you designated above will not be purchased, Republic may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your Shares and checked the following box.

  [ ] The tendered Shares represent all of the Shares held by me.

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         PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED
                (See Instruction 5 of the Letter of Transmittal)

                               Check only one box.

          If you check more than one box or if you do not check a box, you have not validly tendered your shares.

              SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION

[ ] I want to maximize the chance of having Republic purchase all the Shares I am tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, I hereby tender Shares and am willing to accept the Purchase Price resulting from the Dutch auction tender process. This action could result in me receiving a price per Share that could be as low as $8.00.

                                       OR

               SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER

By checking ONE of the boxes below instead of the box above, I hereby tender Shares at the price checked. I acknowledge this action could result in none of the Shares being purchased if the Purchase Price is less than the price checked. (Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered.)

Price (in Dollars) per Share at Which You Are Tendering Your Shares:

     [  ]$8.00          [  ]$8.675          [  ]$9.25       [  ]$9.825

     [  ]$8.125         [  ]$8.75           [  ]$9.375      [  ]$10.00

     [  ]$8.25          [  ]$8.875          [  ]$9.50             --

     [  ]$8.375         [  ]$9.00           [  ]$9.675            --

     [  ]$8.50          [  ]$9.125          [  ]$9.75             --


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                                PLEASE SIGN HERE

(Must be signed by the registered holder(s) exactly as name(s) appear(s) on certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by certificate(s) and documents transmitted with this Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, please set forth full title and see Instruction 6.)

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Dated: __________________________________________________________________, 2001

Name(s):------------------------------------------------------------------------

                                 (Please Print)

Capacity (full title): ---------------------------------------------------------


Address:   ---------------------------------------------------------------------


Areas Code(s) and Telephone Number(s):------------------------------------------



Dated: __________________________________________________________________, 2001